Exhibit 10.8

SWEETGREEN, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Adopted: _______, 2021

Each member of the Board of Directors (the “Board”) of Sweetgreen, Inc. (the “Company”) who is a non-employee director of the Company (each, a “Non-Employee Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (this “Director Compensation Policy”) for his or her Board service, subject to the terms and conditions set forth herein.

This Director Compensation Policy may be amended or modified, or any provision of it waived, at any time in the sole discretion of the Board or the Compensation Committee of the Board (the “Compensation Committee”).

This Director Compensation Policy will be effective upon the execution of the underwriting agreement between the Company and the underwriter(s) managing the initial public offering of the Company’s Class A common stock (such stock, the “Common Stock“ and such date, the “IPO Date”).

Annual Cash Compensation

(a) The annual cash compensation amounts will be payable at the close of business on the date of each annual meeting of the Company’s stockholders following the IPO Date (the “Annual Meeting”). All cash payments will be paid in advance for the following year, and not in arrears. If a Non-Employee Director joins the Board after an Annual Meeting, then such Non-Employee Director shall, as of his or her first day of service as a Non-Employee Director (the “Start Date”) and without any further action of the Board or Compensation Committee, automatically receive a cash payment equal to the retainer payment that he or she would have received, had he or she been a Non-Employee Director as of such Annual Meeting, multiplied by the applicable percentage based on the fiscal quarter of such Non-Employee Director’s Start Date as follows: (i) 75% if the Start Date is in the third fiscal quarter of the year in which the Annual Meeting occurred, (ii) 50% if the Start Date is in the fourth fiscal quarter of such year, or (iii) 25% if the Start Date is in the first fiscal quarter of the following year). If the Start Date is in the second fiscal quarter of the year following such Annual Meeting, no retainer payment shall be provided until the full retainer payment at the next Annual Meeting.

Commencing on the IPO Date, each Non-Employee Director will be eligible to receive the following annual cash retainers for service on the Board (as applicable):

(b)	Annual Board Service Retainer.

(i)	All Eligible Directors: $50,000

(ii)	Lead Independent Director: $70,000 (in lieu of regular Annual Board Service Retainer)

(c)	Annual Committee Chair Service Retainer. The following amounts shall be in addition to the Annual Board Service Retainer.

(i)	Chair of the Audit Committee: $20,000

(ii)	Chair of the Compensation Committee: $15,000

(iii)	Chair of the Nominating, Environmental, Social and Governance Committee: $10,000

Notwithstanding the foregoing and for the avoidance of doubt, between the IPO Date and the Company’s first Annual Meeting, no Non-Employee Director shall be eligible for any annual cash retainer under this Director Compensation Policy.

Equity Compensation

Commencing on the IPO Date, each eligible Non-Employee Director will be eligible to receive the equity compensation set forth below. Equity awards will be granted under the Company’s 2021 Equity Incentive Plan or any successor plan thereto (the “Plan”).

(a) Automatic Equity Grants. Without any further action of the Board or Compensation Committee, at the close of business on the date of each Annual Meeting, each person who is then a Non-Employee Director will automatically receive a fully vested restricted stock unit award having a fair market value of $200,000 (the “Annual RSU”) as calculated in accordance with clause (b) below. If a Non-Employee Director joins the Board after an Annual Meeting, then such Non-Employee Director shall, as of his or her Start Date and without any further action of the Board or Compensation Committee, automatically receive a fully vested restricted stock unit award having a value equal to $200,000 multiplied by the applicable percentage based on the fiscal quarter of such Non-Employee Director’s Start Date as follows: (i) 75% if the Start Date is in the third fiscal quarter of the year in which the Annual Meeting occurred, (ii) 50% if the Start Date is in the fourth fiscal quarter of such year, and (iii) 25% if the Start Date is in the first fiscal quarter of the following year. If the Start Date is in the second fiscal quarter of the year following such Annual Meeting, no grant shall be provided until the full $200,000 grant at the next Annual Meeting.

(b) Calculation of Value of a Restricted Stock Unit Award. The value of a restricted stock unit award to be granted under this Director Compensation Policy will be determined based on the unweighted average closing price of a share of Common Stock on the national securities exchange on which the Common Stock is then listed, over the 20 consecutive trading day period (or such lesser period, as applicable, if the Common Stock has not yet traded for 20 consecutive trading days) immediately preceding the date that is five trading days prior to the date of grant of such award.

(c) Remaining Terms. The remaining terms and conditions of each restricted stock unit award, including transferability, will be as set forth in the Company’s Restricted Stock Unit Award Notice and Agreement, in the form adopted from time to time by the Board or Compensation Committee.

2. Notwithstanding the foregoing and for the avoidance of doubt, between the IPO Date and the Company’s first Annual Meeting, no Non-Employee Director shall be eligible for any equity awards under this Director Compensation Policy.

Non-Employee Director Compensation Limit

Notwithstanding anything herein to the contrary, the cash compensation and equity compensation that each Non-Employee Director is eligible to receive under this Director Compensation Policy shall be subject to the limits set forth in the Plan.

Ability to Decline Compensation

A Non-Employee Director may decline all or any portion of his or her compensation under this Director Compensation Policy by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be.

Expenses

The Company will reimburse each Non-Employee Director for any ordinary and reasonable out-of-pocket expenses actually incurred by such director in connection with in-person attendance at and participation in Board and committee meetings; provided, that such director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy as in effect from time to time.

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